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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Place Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 27, 2005

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”), which will be held on Thursday, October 27, 2005, at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The attached Notice of the Annual Meeting and the proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of First Place, as well as a representative of Crowe Chizek and Company LLC, First Place’s independent auditors, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on First Place’s financial performance for the fiscal year ended June 30, 2005.

The board of directors of First Place has determined that the matters to be considered at the Annual Meeting are in the best interests of First Place and its shareholders, and the board unanimously recommends that you vote “FOR” the nominees as directors specified under Proposal 1 and “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2006 as specified under Proposal 2.

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, so that your shares will be represented. Your cooperation is appreciated since a majority of the common stock entitled to vote must be represented, either in person or by proxy, at the Annual Meeting to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees, we thank all of our shareholders for your continued interest and support.

Sincerely yours,

/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

185 East Market Street • Warren, OH 44481 • 330/373/1221 • www.firstplace.net

FIRST PLACE FINANCIAL CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 27, 2005

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”) will be held on Thursday, October 27, 2005 at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44484.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of four (4) directors for terms of three (3) years each or until their successors are elected and qualified;

2.	The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2006; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The board of directors has established September 9, 2005, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such shareholders will be available at the Annual Meeting and for the 10 days preceding the meeting at First Place’s corporate headquarters located at 185 East Market Street, Warren, Ohio 44481. Only shareholders of First Place common stock as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr
Secretary

Warren, Ohio

September 27, 2005

FIRST PLACE FINANCIAL CORP.

PROXY STATEMENT

Information Concerning Solicitation and Voting

Your vote is very important. This proxy statement, proxy card and 2005 Annual Report are first being given or sent on or about September 27, 2005, to shareholders of First Place Financial Corp. (“First Place”) in connection with the solicitation of proxies by the board of directors for the 2005 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy procedure is necessary to permit all of the shareholders, some of whom live throughout the United States and are unable to attend the Annual Meeting, to have an opportunity to vote. The board of directors encourages you to read this proxy statement thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Voting Procedures

MATTERS TO BE PRESENTED. There are two proposals that will be presented for your consideration at the Annual Meeting:

•	Election of four (4) directors; and

•	Ratification of appointment of independent auditors for 2006.

WHO CAN VOTE? You are entitled to vote your common stock if First Place’s records show that you held your shares as of September 9, 2005. At the close of business on that date, a total of 15,004,022 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting, except as follows: as provided in First Place’s Amended and Restated Certificate of Incorporation, recordholders of common stock who own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to vote any of their shares that are in excess of the Limit.

HOW DO I VOTE? Other than by attending the Annual Meeting and voting in person, shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

HOW ARE THE VOTES COUNTED? The Annual Meeting will be held if a quorum is represented. A quorum consists of a majority of outstanding shares of common stock entitled to vote. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. “Broker non-votes” occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by 10 days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter.

Directors are elected by a plurality of the votes cast with a quorum present. The four (4) persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the Annual Meeting will be elected directors of First Place. The proposal to ratify the appointment of Crowe Chizek and Company LLC (“Crowe Chizek”) as independent auditors of First Place for the fiscal year ending June 30, 2006, as well as any other matter properly submitted to shareholders for their consideration at the Annual Meeting, will be approved if the number of votes cast by holders of common stock favoring the proposal exceed the number of votes cast opposing the proposal.

With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld for the election of one or more nominees for director will not be counted as votes cast for such individuals, and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of Crowe Chizek as First Place’s independent auditors for fiscal 2006. An abstention on the proposal to ratify the appointment of the independent auditors will not be deemed a vote cast, and consequently will have no effect on this proposal. The proposals to elect directors and ratify the appointment of the independent auditors are considered routine matters upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions, and for which there will be no broker non-votes.

WHO WILL COUNT THE VOTE? First Place’s transfer agent, Registrar and Transfer Company, will tally the vote, which will be certified by an independent Inspector of Election. After the final adjournment of the Annual Meeting, the proxies will be returned to First Place for safekeeping.

CHANGING YOUR VOTE. You may revoke your proxy instructions and change your vote if you are a holder of record. To do so, you must advise First Place’s corporate secretary in writing before the proxy committee votes your shares of common stock at the Annual Meeting, deliver later proxy instructions, or attend the Annual Meeting and vote your shares in person. However, if you are a shareholder whose shares are not registered in your name or are held in “street name”, you will need to obtain a written legal proxy in your name from your recordholder (in most cases your broker or bank) to vote personally at the Annual Meeting.

COST OF PROXY SOLICITATION. First Place will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, First Place directors, officers and employees may also solicit proxies personally or by telephone, without additional compensation.

ATTENDING THE ANNUAL MEETING. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE ANNUAL MEETING. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

VOTING RECOMMENDATIONS. The board of directors recommends that you vote “FOR” each nominee to the board of directors and “FOR” ratification of the appointment of Crowe Chizek and Company LLC as independent auditors.

VOTING RESULTS. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the quarterly report on Form 10-Q for the second quarter.

PROPOSAL 1. ELECTION OF DIRECTORS

At the beginning of fiscal 2005 the Board of Directors had 14 members. Mr. George J. Gentithes retired from the board of directors in October 2004 and Mr. W. Terry Patrick retired in June 2005. First Place has greatly benefited from and is grateful for the contributions from both of these directors. Currently, the size of the board of directors is set at a maximum of twelve members and is divided into three classes. Each of the members of the board of directors also presently serves as a director of First Place Bank (the “First Place Bank”). Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year.

At the Annual Meeting, four directors will be elected for a three year term expiring at the 2008 Annual Meeting or until their successors are elected and qualified. The four nominees recommended by the board of directors for election at this Annual Meeting are as follows:

Donald Cagigas

Steven R. Lewis

Samuel A. Roth

Dr. Ronald P. Volpe

Except as discussed above, no person being nominated as a director is being proposed for election pursuant to any agreement or understandings between any such person and First Place. No director of First Place is related to any other director or executive officer of First Place by blood, marriage or adoption. Each of the nominees currently serves as a director of First Place. Votes may be cast for only the four nominees listed above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the election of the nominees.

Information with Respect to the Nominees, Continuing Directors and an Executive Officer. The following table presents the names of the nominees and continuing directors, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of First Place and the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
NOMINEES
Donald Cagigas	65	2000	2008

Mr. Cagigas has been the President of the Youngstown/Mahoning Valley United Way since April 2000. Prior to that date, he was the President of the Mahoning Valley Region of BANK ONE, NA, a position he had held since March 1988.

Steven R. Lewis	47	1998	2008

Mr. Lewis has been President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank since 1997. He served as Executive Vice President from 1995 to 1997 and as Chief Financial Officer from 1985 until 1995.

Samuel A. Roth	62	2000	2008

Mr. Roth has been Chairman of the Board of First Place and First Place Bank since December 2004. Mr. Roth has been a consultant to businesses since January 2003. He was President of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that he had been the President of Roth Bros., Inc. from 1966 to 1999.

Ronald P. Volpe, Ph.D.	62	2000	2008

Dr. Volpe has been a Professor of Finance in the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe teaches undergraduate and graduate courses in Investments, Personal Financial Planning and Financial Markets and Institutions. Prior to his career in higher education, he was employed as a member of the accounting staff at Ford Motor Company.

CONTINUING DIRECTORS
A. Gary Bitonte, M.D.	58	2000	2007

Dr. Bitonte has held teaching-faculty appointments at Northeastern Ohio (NEOUCOM) and Ohio University Medical Schools since 1979. Additionally, Dr. Bitonte had a urologic surgery practice that spanned 21 years. Dr. Bitonte currently serves as a member of the Board of Trustees of the Youngstown State University Foundation as well as the NEOUCOM Foundation. He is also an Adjunct Professor at The Bitonte College of Health and Human Services at Youngstown State University.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
Marie Izzo Cartwright	52	2000	2006

Ms. Cartwright has been a member of the marketing and public relations profession for 30 years and has been a consultant with Revak & Associates since January 2001. Prior to that date, she was the Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership, a position she had held since October 1996.

Robert P. Grace	66	1996	2006

Mr. Grace is a retired Partner of Ernst & Young, Certified Public Accountants. He was also formerly the Vice President and Chief Financial Officer of Salem Label Co., in Salem, Ohio from May 1996 to December 1998.

Thomas M. Humphries	61	1990	2006

Mr. Humphries has been the President and Chief Executive Officer of the Regional Chamber since April 1997. Prior to that date, he was a General Manager with Sprint Corp., a telecommunications company. In addition, he has been a Principal of Data/Voice Systems Review, Inc. since 1997.

Earl T. Kissell	56	2000	2007

Mr. Kissell was President and Chief Executive Officer of Ravenna Savings Bank from 1987 to 2000. Since 2001, Mr. Kissell has been an Assistant Professor of Economics, Business Management and Accounting at Hiram College.

E. Jeffrey Rossi	52	1994	2007
Mr. Rossi has been a principal of E. J. Rossi & Company, a life and health insurance brokerage, located in Youngstown and Warren, Ohio since 1978.

William A. Russell	58	2000	2007
Mr. Russell has been the President of Canteen Service of Steel Valley, Inc., a food and vending service company since 1974.

Robert L. Wagmiller	62	2000	2007

Mr. Wagmiller has been a Senior Advisor at the certified public accounting firm of Hill, Barth and King, LLC since 1998. He was the Chairman of TCT Distributing, LLC (D/B/A Belmont Distributing), a major Philips Magnavox wholesaler, from March 2001 through March 2004.

(1)	Age at September 9, 2005.

(2)	Includes years of service as a director of First Place and First Place Bank.

Executive Officers of First Place and First Place Bank who are not Directors

Set forth below is information concerning the executive officers of First Place and First Place Bank who do not serve on the board of directors of either First Place or First Place Bank. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of First Place or First Place Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of First Place or First Place Bank and any other person pursuant to which such person was elected an executive officer.

Timothy A. Beaumont, age 47, was named Corporate Executive Vice President - Chief Credit Officer of First Place Bank in 2004. He joined First Place Bank in June 2000 as a Senior Vice President. He was previously employed with Mahoning National Bank of Youngstown for nine years as a Vice President of Commercial Lending. He has over fifteen years of experience in corporate banking. Mr. Beaumont is a Cum Laude graduate of Hiram College with a degree in Business Administration.

Albert P. Blank, age 43, was named President and Chief Operating Officer of First Place Bank in October 2004. Mr. Blank had served as Executive Vice President and Chief Operating Officer from 2003 to 2004. Mr. Blank joined First Place Bank in November 2000 as Senior Vice President of Retail Lending and served in that capacity through 2003. Prior to joining First Place Bank, Mr. Blank held various positions over approximately seven years with Republic Bancorp with his last position being the President of Sales for Republic Banc Mortgage Corp. He has a Bachelor of Arts degree from Mt. Union College and a Master of Business Administration degree from Kent State University.

J. Craig Carr, age 57, became Corporate Executive Vice President - General Counsel and Secretary of First Place in October 2004. Mr. Carr served as Senior Vice President – General Counsel and Secretary from 2001 through 2004. From 2000 through 2001, Mr. Carr held the position of General Counsel and Secretary. Prior to the merger of FFY with First Place, Mr. Carr had been General Counsel and Secretary of FFY and FFY Bank since January 1999. With FFY Bank since 1973, Mr. Carr is a member of the Ohio State and Mahoning County Bar Associations.

Brian E. Hoopes, age 48, became Corporate Executive Vice President – Chief Information Officer of First Place Bank in October 2004. Prior to that he had served as Senior Vice President – Chief Information Officer since 1999. Mr. Hoopes joined First Place Bank in August 1998 as Vice President of Banking Systems. He was previously employed with Michelin Tire Corporation for 18 years in positions responsible for electronic data processing and financial operations. Mr. Hoopes has a Bachelor of Science degree from the University of Akron.

Craig L. Johnson, age 46, became Michigan Regional President and Corporate Director of Commercial Real Estate of First Place Bank in May 2004. He served as President and Chief Executive Officer of Franklin Bancorp, Inc. and Franklin Bank, N.A. from November 2003 through May 2004 and as Executive Vice President and Chief Lending Officer from June 2003 through November 2003. He was previously employed by Republic Bancorp, Inc. serving as Vice Chairman of Republic Bank from June 1999 to November 2002 and as President and Chief Executive Officer of Republic Savings Bank from December 1995 to June 1999. Mr. Johnson has a Bachelor of Science in Business Administration degree from Central Michigan University.

Robert J. Kowalski, age 40, joined First Place Bank in April 2005 as Corporate Executive Vice President - Human Resources. From 2000 through 2004 Mr. Kowalski served as Vice President responsible for Human Resources for O/E Systems, Inc. of Troy, Michigan. Mr. Kowalski received his undergraduate degree from Michigan State University and a Masters in Marketing from Wayne State University.

Paul S. Musgrove, age 42, joined First Place in May 2005 as Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank and Chief Financial Officer of First Place. Mr. Musgrove served as Vice President – Director Finance at Ohio Savings Bank from 2004 to 2005. Prior to that Mr. Musgrove was employed at RBC Centura Banks Inc. as Chief Financial Officer from 2002 to 2004 and as Corporate Controller from 2001 to 2002. From 1992 to 2001 Mr. Musgrove held various senior positions for Royal Bank Financial Group of Toronto, Canada. Mr. Musgrove received his undergraduate degree in engineering and a Master in Business Administration from Concordia University, Montreal, Canada.

Dominique K. Stoeber, age 41, became Corporate Executive Vice President - Retail Banking of First Place Bank in November 2004. Prior to this position, she was the Senior Vice President of Human Resources, a position she had held since January 1999. She joined First Place Bank in 1990 as Personnel Manager and was named Director of Human Resources in 1992. Ms. Stoeber has a Bachelor of Science degree in Human Resource Management from Ohio State University.

Kenton A. Thompson, age 49, joined First Place Bank in June 2003 as Regional President and Corporate Director of Business Financial Services. He was previously employed by Key Bank as President of Key Trust Companies and Key Bank Life Insurance Ltd for more than five years. Mr. Thompson has a Bachelor of Science degree in Business Administration from Youngstown State University.

R. Bruce Wenmoth, age 50, was named Corporate Executive Vice President - Retail Lending of First Place Bank in October 2004. He joined First Place Bank in June 2003 as Senior Vice President - Retail Lending. He was previously employed with Metropolitan Bank and Trust for over five years as Senior Vice President – Mortgage Banking and has over twenty years experience in mortgage banking. He has a Bachelor of Science degree from Cornell University.

About the Board of Directors

The Board of Directors. The board of directors of First Place is responsible for establishing broad corporate policies and for the overall performance of First Place. The members of the board of directors of First Place also serve as members of the board of directors for First Place Bank. Directors discharge their responsibilities at board meetings and committee meetings and also through considerable telephone contact and other communications with the Chairman of the Board and others regarding matters of concern and interest to First Place. During the fiscal year ended June 30, 2005, the board of directors of First Place Bank held twelve board meetings, and the board of directors of First Place held four quarterly board meetings, and one strategic planning meeting. All of the directors attended at least 75% of the total number of board meetings held.

Pursuant to applicable requirements of The Nasdaq Stock Market, Inc., the board of directors has affirmatively determined that a majority of the directors of First Place are independent. The current independent directors are Mr. Bitonte, Mr. Cagigas, Ms. Cartwright, Mr. Grace, Mr. Humphries, Mr. Kissell, Mr. Rossi, Mr. Roth, Mr. Russell, Mr. Volpe and Mr. Wagmiller. Directors are encouraged to attend annual meetings of shareholders of First Place. All twelve of the current directors attended First Place’s annual meeting of shareholders on October 28, 2004.

Directors’ Fees. During fiscal 2005, directors of First Place Bank, with the exception of Mr. Lewis, received an annual retainer of $10,000 ($15,000 for the Chairman of the Board). In addition, all of the directors, except Mr. Lewis, received a fee of $550 for each First Place Bank regular and special board meeting, which they attended, and $100 for each First Place quarterly board meeting that they attended. Directors received a fee of $250 for specially called First Place board meetings that they attended. Directors also received a fee of $300 for each committee meeting attended, except that the fee for an Audit Committee meeting was $400 ($400 for the chairman of the ALCO/Investment, Executive, and Technology & Facilities Committees, $3,000 annually for the Audit Committee chair, and $2,000 annually for the Compensation Committee chair). Directors may elect to defer their compensation by participating in a director’s deferred compensation plan. Directors are eligible and have been granted stock awards under the First Place Financial Corp. 1999 Incentive Plan and the 2004 Incentive Plan however, no such awards were granted to the directors in fiscal year 2005. New laws and regulations have placed increased demands of time along with increased liabilities upon board members. This is especially true for directors who chair committees such as Audit and Compensation. Mr. Lewis does not receive any compensation for attending any board or committee meeting of First Place or First Place Bank.

Corporate Governance and Board Matters

Board Governance Guidelines. The board of directors of First Place continues to be committed to sound and effective corporate governance practices. These practices reflect the board’s philosophy that a proper structure and appropriate policies and procedures provide the cornerstone to good governance. As part of its ongoing commitment to corporate governance, the board of directors established a Corporate Governance Committee consisting of the Chairman of the Compensation Committee, the Chairman of the Audit Committee and the Chairman of the Board. The Chief Executive Officer is a nonvoting ex-officio member of the committee and serves as liaison with management to facilitate the execution of the strategies of the committee. The Corporate Governance Committee is primarily responsible for reviewing and revising policies that will further the continuation of sound and effective corporate governance practices. The committee was formed during fiscal 2005 and plans to adopt its charter and commence full operation in fiscal 2006.

Code of Ethics. First Place has adopted a Code of Ethics for all the employees of First Place and its subsidiaries, including the chief executive officer and all other executive officers. The Code of Ethics includes: (1) guidelines relating to the honest and ethical conduct (including the ethical handling of actual or potential conflicts of interest), (2) accurate and complete disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission or otherwise publicly disclosed, (3) compliance with the applicable laws, rules and regulations, and (4) procedures for promoting compliance with, reporting violations of and consequences for not adhering to the code. The Code of Ethics is available free of charge by submitting a written request by fax to (330) 393-5578 or by mail to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481, or by calling (330) 373-1221.

Committees of the Board of Directors

The board of directors has three principal committees. The following describes for each committee the function, current membership and number of meetings held during fiscal 2005.

Nominating Committee. For fiscal 2005 the entire board of directors acted as a Nominating Committee to consider and select the nominees for director to stand for election at the Annual Meeting. Pursuant to applicable The Nasdaq Stock Market, Inc. requirements and consistent with past practice, a majority of the independent directors approve all nominees for director. The board of directors has not adopted a formal charter for the Nominating Committee. The board of directors met one time during fiscal 2005 in its capacity as Nominating Committee. Thirteen board members were present at the meeting. It is anticipated that in fiscal 2006 the newly formed Corporate Governance Committee will assume the responsibilities currently assigned to the Nominating Committee.

Audit Committee. The Audit Committees of First Place and First Place Bank consist of Directors Robert P. Grace (Chairman), Dr. A. Gary Bitonte, Donald Cagigas, William A. Russell, Ronald P. Volpe, Ph.D. and Robert L. Wagmiller. All members of the Audit Committee are independent in accordance with The Nasdaq Stock Market listing standards. In addition, the board of directors has determined that Robert P. Grace and Robert L. Wagmiller are qualified as “Financial Experts” within the meaning of the Securities and Exchange Commission rules and regulations. The Audit Committees each have the responsibility for oversight of the audit process and monitoring the accounting, financial reporting, regulatory, and internal control functions. One of the primary responsibilities of both Audit Committees is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Audit Committees are directly responsible for the engagement, compensation, retention and services of our independent auditors, who report directly to the Audit Committee. The Audit Committees are also responsible for:

•	Reporting to the board of directors on the general financial condition of First Place and First Place Bank and the results of the annual audit; and

•	Overseeing that First Place’s and First Place Bank’s activities are conducted in accordance with the Audit Committee Charter and applicable laws and regulations.

The Audit Committees operate under a written charter that was attached as Appendix A to First Place’s 2004 Annual Meeting Proxy Statement that was filed with the SEC on September 27, 2004.

The Audit Committees of First Place and of First Place Bank each met six times in fiscal 2005. All of the Audit Committee members attended at least 75% of the total number of committee meetings held.

Compensation Committee. The Compensation Committee of First Place consists of Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth and William A Russell. All members of the Compensation Committee are independent in accordance with The Nasdaq Stock Market listing standards. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. This committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Place Bank. The Compensation Committee met six times in fiscal 2005. All of the Compensation Committee members attended at least 75% of the total number of committee meetings held.

Consideration of Director Nominees

Shareholder Nominees. First Place’s Bylaws govern nominations for election to its board of directors. The Bylaws require all nominations for election to the board of directors to be made at a meeting of shareholders at which directors are to be elected, and only by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination for election of a director at a meeting of shareholders must be received by the corporate secretary of First Place not less than 90 days prior to the date of the meeting. If less than 100 days’ notice or prior disclosure of the date of the meeting is given, then written notice of a shareholder nomination must be received by the corporate secretary of First Place not later than the close of business on the 10th day following the day on which the date of the meeting was mailed or publicly disclosed. The written notice is required to set forth certain information specified in the Bylaws. First Place did not receive any such nominations from shareholders in connection with the Annual Meeting.

Director Qualifications. In evaluating nominations for director, the board of directors seeks to achieve a balance of knowledge, experience and capability on the board. Members of the board should have the highest professional and personal ethics and values, consistent with the values of First Place. Nominees should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical advice based on experience. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The board of directors utilizes a variety of methods for identifying and evaluating nominees for director. The board of directors assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board of directors will consider various potential candidates for director. The board of directors expects that candidates may come to the attention of the board of directors through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the board of directors, and may be considered at any point during the year. As described above, the board of directors will consider properly submitted shareholder nominations for candidates for the board. The board of directors expects that following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the board of directors at a regularly scheduled meeting. The board of directors also may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the board of directors will seek to achieve a balance of knowledge, experience and capability on the board.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the board of directors by sending a letter to First Place’s board of directors, c/o Corporate Secretary, 185 East Market Street, Warren, Ohio 44481. The corporate secretary will forward such communications to the director or directors to whom they are addressed.

Audit Committee Report

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter adopted by the board of directors, the Audit Committee (the “Committee”) assists the board of directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of First Place and First Place Bank and their system of internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and First Place and First Place Bank that might bear on the accountants’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

The Committee reviewed with the internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of First Place’s and First Place Bank’s internal controls and the overall quality of First Place’s and First Place Bank’s financial reporting process.

The Committee discussed and reviewed with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ examination of the consolidated financial statements. In addition, the Committee considered the compatibility of nonauditing services provided to First Place and First Place Bank with the accountants’ independence in performing their auditing functions.

The Committee reviewed and discussed interim financial information, contained in each quarterly report and earnings announcement, with management and independent accountants prior to public release as necessary during fiscal 2005. The Committee reviewed and discussed the audited consolidated financial statements of First Place as of and for the fiscal year ended June 30, 2005, with management and the independent accountants. Management has the responsibility for the preparation of the consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the Securities and Exchange Commission. The Committee also recommended the appointment of the independent accountants, and the board of directors concurs with such recommendation.

The foregoing report furnished by the Audit Committee of the board whose members are:

Directors Robert P. Grace (Chairman), Dr. A. Gary Bitonte, Donald Cagigas, William A. Russell, Ronald P. Volpe, Ph.D., and Robert L. Wagmiller.

Compensation Committee Report

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, First Place is required to provide certain data and information in regard to the compensation and benefits provided to First Place’s chief executive officer and other executive officers of First Place. In fulfillment of this requirement, the Compensation Committee of the board of directors, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

The Committee. The responsibility for compensation matters rests with the Compensation Committee of the board of directors. Mr. Lewis, the Chief Executive Officer of First Place, may attend meetings of the Compensation Committee if requested by the chairman, to present recommendations and to provide information. Mr. Lewis does not, however, attend or participate in any deliberations regarding his own compensation. The most significant issues addressed each year by the Compensation Committee are: (1) approval of salary adjustments, if any, for senior officers of First Place and First Place Bank; (2) approval of payments under First Place’s management bonus plan; (3) approval of awards under First Place’s 1999 and 2004 Incentive Plans; (4) review of evaluations of all senior executives and completion of an evaluation of Mr. Lewis’ performance based on input from the board of directors; (5) review of commission based compensation plans; and (6) review and evaluation of existing or proposed benefit plans for the employees of First Place and First Place Bank.

Components of Compensation. The goal of First Place’s executive compensation program is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests with those of First Place and its shareholders. The basis for measurement underlying the compensation program is focused on overall performance of First Place, individual achievements, and achieving business unit objectives. In furtherance of this goal, the program consists of three main components: (i) base salary; (ii) bonuses, which are primarily based on First Place’s performance and the individual performance of participating executives; and (iii) equity-based long- term awards which are used to link a significant portion of each executive officer’s compensation opportunity to the value realized by First Place shareholders. During fiscal 2005, 30,000 incentive stock options were awarded to new and existing members of the senior management group. Mr. Lewis did not receive any stock option awards during fiscal 2005.

Chief Executive Officer Compensation. In determining compensation for Mr. Lewis, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of First Place during the preceding year as measured by return on assets and equity, loan loss and delinquency levels, overall company growth and diversification efforts, total general and administrative expenses and growth in earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies, with earnings per share and return on equity being specifically included in the mathematical calculation of executive bonuses; (iv) regulatory examination comments and outside auditor’s comments received during the year; and (v) First Place’s progress toward completing a number of long-term initiatives. Mr. Lewis’ individual initiatives during 2005 included achieving specific core performance targets established by the board of directors, achieving some specific management realignment and recruiting objectives, achieving compliance in all material respects with the requirements as outlined by Section 404 of the Sarbanes / Oxley Act, improving various metrics with regard to asset quality, developing a retail expansion plan, and completing the integration plan with respect to the recently acquired Franklin Bancorp Inc. During fiscal 2005, Mr. Lewis’ base salary was increased from $250,000 to $290,000, which remained in effect for fiscal 2005. Mr. Lewis’ target bonus under First Place’s bonus plan is 50% of his base salary. For fiscal 2005, Mr. Lewis’ bonus and that of other senior executives were awarded according to the Management Bonus Plan formula based on achieving financial targets established by the board of directors, which focused on earnings per share and return on equity.

Performance Evaluations. As noted above, during fiscal 2005, the Compensation Committee reviewed performance evaluations of the executive officers of First Place and First Place Bank that were prepared by Mr. Lewis and Mr. Blank, Chief Operating Officer. Additionally, the Compensation Committee completed an evaluation of Mr. Lewis with input from members of the board of directors. Among other items, the Compensation Committee considered First Place performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The entire board of directors reviewed the evaluation of Mr. Lewis during August 2005.

The foregoing report on executive compensation was furnished by the Compensation Committee whose members are:

Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth, and William A. Russell.

Principal Shareholders

Other than those persons listed below, First Place is not aware of any person who may be considered to be the beneficial owner of more than 5% of its outstanding shares of common stock as of September 9, 2005. For purposes of the following table and the table set forth under “What First Place’s Directors and Executive Officers Own,” a person may be considered to own any shares of common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after September 9, 2005.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	First Place Bank Employee Stock Ownership Plan (“ESOP”) 185 East Market Street Warren, Ohio 44481	866,451	(1)	5.8%
Common Stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	915,531	(2)	6.1%

(1)	The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At September 9, 2005, 361,932 shares had been allocated under the ESOP. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants, are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

(2)	As reported by Dimensional Fund Advisors Inc. (“Dimensional”) in its Schedule 13G filed with the SEC on February 9, 2005 (“Schedule 13G”), Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and states that it furnishes investment advice to four investment companies (collectively the “Funds”) that own the 915,531 shares of First Place common stock. However, Dimensional reported in the Schedule 13G that in its role as investment advisor or manager to the Funds, Dimensional possesses investment and/or voting power over the shares of First Place common stock that are reportedly owned by the Funds, and as a result Dimensional may be deemed the beneficial owner of the First Place common stock owned by the Funds. In the Schedule 13G, Dimensional disclaims beneficial ownership of the shares of First Place common stock owned by the Funds.

What First Place’s Directors and Executive Officers Own

The following table provides information, as of September 9, 2005, about the shares of common stock that are owned or may be deemed to be owned by (1) each director of First Place, (2) First Place’s chief executive officer and by the next four most highly compensated executive officers of First Place and (3) all directors and executive officers of First Place as a group.

Name	Title at First Place Financial Corp.	Title at First Place Bank	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Common Stock Outstanding
Samuel A. Roth	Chairman of the Board	Chairman of the Board	38,581		*
A. Gary Bitonte, M.D.	Director	Director	150,046		1.0
Donald Cagigas	Director	Director	25,000		*
Marie Izzo Cartwright	Director	Director	68,832		*
Robert P. Grace	Director	Director	94,540		*
Thomas M. Humphries	Director	Director	80,060		*
Earl T. Kissell	Director	Director	49,333		*
E. Jeffrey Rossi	Director	Director	148,593		1.0
William A. Russell	Director	Director	37,167		*
Ronald P. Volpe, Ph.D.	Director	Director	12,150		*
Robert L. Wagmiller	Director	Director	4,300		*
Steven R. Lewis	President, Chief Executive Officer and Director	Chief Executive Officer and Director	337,877	(3)	2.2
Albert P. Blank		President and Chief Operating Officer	60,251	(4)	*
Craig L. Johnson		Regional President and Corporate Director of Commercial Real Estate	161	(5)	*
Kenton A. Thompson		Regional President and Corporate Director of Business Financial Services	20,880	(6)	*
R. Bruce Wenmoth		Corporate Executive Vice President of Retail Lending	12,000		*
All directors and executive officers as a group (22 persons)			1,354,035	(7)	8.6

*	Represents less than 1% of outstanding common stock.

(1)	Beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or a family member of the individual, or by trust.

(2)	Includes shares of common stock that may be acquired upon exercise of stock options, which options are exercisable within 60 days after September 9, 2005. The following individuals had a right to acquire the indicated number of shares: Mr. Roth, 21,381; Mr. Lewis, 224,000; Mr. Blank, 37,999; Mr. Cagigas, 25,000; Ms. Cartwright, 2,400; Mr. Grace, 56,100; Mr. Humphries, 56,100; Mr. Kissell, 15,000; Mr. Rossi, 56,100; Mr. Russell, 34,281; Mr. Thompson, 16,000; Dr. Volpe, 10,000 and Mr. Wenmoth, 12,000.

(3)	Includes 7,744 shares of common stock allocated to the employee stock ownership plan (“ESOP”) account of Mr. Lewis; includes 16,877 shares of common stock held in Mr. Lewis’ 401(k) plan account; and, includes 3,000 shares of common stock, which Mr. Lewis holds in a general partnership.

(4)	Includes 974 shares of common stock allocated to the ESOP account of Mr. Blank; includes 2,897 shares of common stock held in Mr. Blank’s 401(k) plan account; and, includes 1,500 shares awarded to Mr. Blank under the First Place stock incentive plan, which have not yet vested, but as to which, Mr. Blank may provide voting recommendations.

(5)	Includes 61 shares of common stock held in Mr. Johnson’s 401(k) plan account.

(6)	Includes 880 shares of common stock held in Mr. Thompson’s 401(k) plan account.

(7)	Includes 2,500 shares awarded to two executive officers pursuant to the First Place stock incentive plan, which have not yet vested, but as to which the two executive officers may provide voting recommendations.

Stock Performance Graph

The following graph shows a comparison of cumulative total shareholder return on First Place’s common stock based on the market price of the common stock with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index, The Nasdaq Bank Stock Index and the SNL All Bank and Thrift Index for the period beginning on June 30, 2000 through June 30, 2005. The graph assumes the investment of $100 on June 30, 2000 and the reinvestment of all dividends. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of First Place common stock.

First Place Financial Corp.

	06/30/00	06/30/01	06/30/02	06/30/03	06/30/04	06/30/05
First Place Financial Corp.	100.00	125.04	198.97	173.89	197.32	219.63
Nasdaq Stock Market (U.S.) Index	100.00	54.29	36.99	41.07	51.76	52.32
Nasdaq Bank Stock Index *	100.00	138.86	155.80	158.17	189.58	202.39
SNL All Bank & Thrift Index	100.00	133.26	131.86	140.64	166.43	178.16

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. crsp.com.

Summary Compensation Table

The following table shows, for the fiscal years ended June 30, 2005, 2004 and 2003, the cash compensation paid by First Place, as well as certain other compensation paid or accrued for those years, to the chief executive officer, the next four most highly paid executive officers who received salary and bonus in excess of $100,000 during the year ended June 30, 2005.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(4)
Steven R. Lewis President and Chief Executive Officer	2005 2004 2003	$290,000 250,000 225,000	$120,713 92,250 110,588	— — —	— — —	— — —	— — —	$17,535 16,460 17,376

Albert P. Blank President and Chief Operating Officer of First Place Bank	2005 2004 2003	200,000 185,000 156,078	91,575 68,265 50,630	— — —	— — —	— 20,000 —	— — —	17,535 16,370 16,879

Kenton A. Thompson (5) Regional President and Corporate Director of Business Financial Services of First Place Bank	2005 2004	183,750 168,269	61,189 82,400	— —	— —	— 40,000	— —	14,711 1,266

Craig L. Johnson (6) Michigan Regional President and Corporate Director of Commercial Real Estate at First Place Bank	2005 2004	173,462 12,308	64,750 —	— —	— —	10,000 —	— —	785 65

R. Bruce Wenmoth (5) Corporate Executive Vice President of First Place Bank	2005 2004	145,000 140,000	36,214 30,996	— —	— —	— 30,000	— —	10,395 1,126

(1)	Includes amounts deferred pursuant to First Place Bank’s 401(k) Plan.

(2)	In accordance with rules promulgated by the Securities and Exchange Commission, this column excludes perquisites and other personal benefits if such amounts, in the aggregate, do not exceed the lesser of $50,000 or 10% of the individual’s total salary and bonus for any one last year.

(3)	At June 30, 2005, Mr. Blank had 3,000 unvested shares of restricted stock with a value of $60,270. This value was calculated by multiplying the total number of unvested shares of restricted stock by the closing market price of First Place common stock on June 30, 2005.

(4)	For 2005, includes matching contributions by First Place’s 401(k) plan in the amounts of $6,150, $6,150, $4,478 and $3,105 for Messrs. Lewis, Blank, Thompson and Wenmoth, allocations from First Place Bank’s ESOP in the amounts of $10,601, $10,601, $9,448 and $6,550 for Messrs. Lewis, Blank, Thompson and Wenmoth and term life insurance premiums in the amount of $785 for Messrs. Lewis, Blank, Thompson, Johnson and $739 for Mr. Wenmoth.

(5)	Mr. Thompson and Mr. Wenmoth were both hired June 30, 2003. Mr. Thompson’s 2004 bonus compensation includes a $25,000 hiring bonus.

(6)	Mr. Johnson was hired on May 28, 2004.

Option/SAR Grants Table

The following table presents for each of the named executive officers certain information concerning stock options granted during the fiscal year ended June 30, 2005.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (1)
					5% ($)	10% ($)
Steven R. Lewis	—	—	—	—	—	—
Albert P. Blank	—	—	—	—	—	—
Kenton A. Thompson	—	—	—	—	—	—
Craig L. Johnson	10,000	28.54%	$19.16	5/9/2015	$120,496	$305,361
R. Bruce Wenmoth	—	—	—	—	—	—

(1)	The potential realizable value is calculated based on the term of the option (10 years) and is calculated by assuming that the fair market value of common stock on the date of grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(2)	The exercise price of the options was the fair market value of First Place’s common stock on the date of grant.

Aggregated Option Exercises and Year-End Option Value Table

The following table sets forth information concerning the number and value of stock options held by the named executive officers at June 30, 2005, measured in terms of the $20.09 closing price of First Place common stock on June 30, 2005, as quoted on The Nasdaq Stock Market.

			Number of Unexercised Options/SARs at June 30, 2005		Value of Unexercised In-the-Money Options/SARs at June 30, 2005(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercis- able (#)	Exercisable ($)	Unexercis- able ($)
Steven R. Lewis	—	—	224,000	—	$1,742,160	—
Albert P. Blank	—	—	37,999	12,001	264,019	$9,481
Craig L. Johnson	—	—	—	10,000	—	9,300
Kenton A. Thompson	—	—	16,000	24,000	12,640	18,960
R. Bruce Wenmoth	—	—	12,000	18,000	9,480	14,220

(1)	Represents the fair market value per share of common stock at fiscal year end based on the closing price of $20.09 at June 30, 2005, as quoted on The Nasdaq Stock Market less the exercise price per share of the stock options outstanding, multiplied by the number of shares of common stock represented by such stock options.

Equity Compensation Plan Information

The following table sets forth information regarding the securities authorized for issuance under equity compensation plans as of June 30, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	862,054	$13.28	1,085,241
Equity compensation plans not approved by shareholders	—	—	—

Total	862,054	$13.28	1,085,241

Employment and Change in Control Agreements

Employment Agreements. First Place Bank and First Place have entered into employment agreements with Steven R. Lewis, Chief Executive Officer of First Place Bank and the President and Chief Executive Officer of First Place and Paul S. Musgrove, Corporate Executive Vice President - Chief Financial Officer and Treasurer of First Place Bank and Chief Financial Officer of First Place. These employment agreements are intended to ensure that First Place Bank and First Place will be able to maintain a stable and competent management base. The continued success of First Place Bank and First Place depends to a significant degree on the skills and competence of Mr. Lewis and Mr. Musgrove.

Mr. Lewis’ employment agreements entered into on July 1, 2003, are for thirty-six calendar months. The First Place Bank employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, First Place Bank’s board of directors may extend the agreement for an additional year so that the remaining term shall be thirty-six months, unless written notice of non-renewal is given by First Place Bank’s board of directors after conducting a performance evaluation of Mr. Lewis. The term of the First Place employment agreement shall be extended on a daily basis unless written notice of non-renewal is given by the First Place board of directors. Under the employment agreements, Mr. Lewis’ base salary will be reviewed annually. The current base salary under the employment agreements for Mr. Lewis is $290,000. In addition to the base salary, the employment agreements provide for, among other things, participation in incentive compensation and bonus plans and receive benefits under any employee benefit plans of First Place.

Mr. Lewis’ agreement provides for payments to Mr. Lewis upon an “Event of Termination” equal to the remaining payments due for the remaining term of the agreement plus continuation of life, medical and dental coverages at no premium cost for the remaining term of the agreement. Under the agreement, an “Event of Termination” would include termination without cause; failure to reelect Mr. Lewis to his current offices; a material change in functions, duties or responsibilities; a relocation of Mr. Lewis’ principal place of employment by more than 50 miles; a material reduction in benefits or perquisites; liquidation or dissolution of First Place or First Place Bank; and breach of the agreement. The employment agreements also provide for termination by First Place Bank or First Place for cause as defined in the employment agreements, at any time. If terminated for cause, First Place Bank and First Place will have no further payment obligation and certain rights under incentive compensation plans terminate.

Under the employment agreements, if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of First Place Bank or First Place as defined in the employment agreements, Mr. Lewis, or, in the event of Mr. Lewis’ death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the employment agreement; or (ii) three times the average of the five preceding taxable years’ annual compensation. First Place Bank and First Place would also continue Mr. Lewis’ life, health and dental coverage for 36 months following termination. Notwithstanding that both First Place Bank and First Place employment agreements provide for a severance payment in the event of a change in control, Mr. Lewis would only be entitled to receive a severance payment under one agreement.

Upon any termination of Mr. Lewis, he is subject to a one-year non-competition agreement. The employment agreements also provide that First Place Bank and First Place shall indemnify Mr. Lewis to the fullest extent allowable under federal and Delaware law, respectively. First Place has agreed to indemnify Mr. Lewis, to the maximum extent permitted by federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of First Place Bank. In addition, First Place Bank has agreed to provide Mr. Lewis with coverage under a standard directors’ and officers’ liability insurance policy.

First Place Bank also has an employment agreement with Mr. Musgrove in May 2005, which has a term beginning August 31, 2005 (the “Effective Date”) and continuing through June 30, 2007. Beginning on July 1, 2006, First Place Bank’s board of directors has the authority to annually extend the term of the employment agreement for an additional year. Under the employment agreement, Mr. Musgrove will initially receive an annual salary of $185,000, which is equal to his salary in effect as of the Effective Date. Mr. Musgrove will be eligible to receive, along with the other executive officers, performance based and discretionary bonuses, periodic salary increases and to participate in the Registrant’s employee benefit plans. First Place has guaranteed the obligations of First Place Bank in connection with the employment agreement.

Under the terms of the agreement, if Mr. Musgrove’s employment is involuntarily terminated, other than for cause, during the term of the employment agreement, then Mr. Musgrove would be entitled to receive: (i) a payment equal to two (2) times his “average annual compensation” for the five (5) most recent taxable years that he has been employed by First Place Bank or such lesser number of years if he is employed with First Place Bank for less than five (5) years and (ii) 24 months of continued life and medical insurance coverage. “Average annual compensation” includes base salary, incentives, commissions, bonuses and contributions on behalf of Mr. Musgrove to the 401(k) plan, Employee Stock Ownership Plan or other retirement plan of First Place Bank or First Place. In the event that Mr. Musgrove is terminated for cause, First Place Bank will have no further obligation to him and certain rights under stock incentive plans will terminate. Upon a voluntary termination by Mr. Musgrove, First Place Bank will be obligated to deliver the amount of salary, bonus, incentives and benefits earned as of the date of his termination. If Mr. Musgrove were involuntarily terminated within 24 months following a change in control of First Place Bank or First Place, Mr. Musgrove would receive the same severance benefits as described in (i) and (ii) in this paragraph.

Mr. Musgrove has agreed to limit his ability to compete with First Place Bank during the term of the employment agreement and for a period of one (1) year after his employment terminates. In addition, Mr. Musgrove has agreed not to solicit, induce or cause any employee, agent consultant, independent contractor, representative or associate of First Place Bank or any of First Place Bank’s affiliates to terminate their relationship with First Place Bank or any of First Place Bank’s affiliates. Mr. Musgrove also agreed to maintain the confidentiality of trade secrets and confidential business information about First Place Bank, the Registrant and their affiliates and customers.

First Place has agreed to indemnify Mr. Musgrove, to the maximum extent permitted by federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of First Place Bank. In addition, First Place Bank has agreed to provide Mr. Musgrove with coverage under a standard directors’ and officers’ liability insurance policy.

Change-in-Control Agreements. First Place Bank and First Place have entered into two-year change in control agreements with nine other executive officers of First Place Bank and First Place, none of whom are covered by employment contracts. The change in control agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, First Place Bank’s change in control agreements may be renewed by our bank’s board of directors for an additional year. First Place’s change in control agreements are similar to First Place

Bank’s change in control agreements, except that the term of First Place’s change in control agreements shall be extended on a daily basis. The change in control agreements provide that in the event involuntary termination or, in certain circumstances, voluntary termination follows a change in control of First Place Bank or First Place, executive officers would be entitled to receive a severance payment equal to two times his or her average annual compensation for the five years preceding the termination. First Place Bank would also continue to pay for the executive officers’ life and health insurance coverage for twenty-four months following termination. Payments to executive officers under First Place Bank’s change in control agreements are guaranteed by First Place in the event that payments of benefits are not paid by First Place Bank.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires First Place’s officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder) and directors, and persons who own more than ten percent of a registered class of First Place common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms they file.

Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no filings were necessary, First Place believes that all filing requirements applicable to First Place officers and directors, were complied with during the fiscal year, except for one inadvertent late Form 4 filing for each of A. Gary Bitonte and Craig L. Johnson. The late filings each reported a single transaction. The Form 4 Reports were subsequently filed with the Securities and Exchange Commission.

Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Place Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

First Place Bank currently offers directors, officers and employees of First Place, who satisfy certain criteria and the general underwriting standards of First Place Bank, mortgage loans with interest rates, which may be up to 1/2% below the rates offered to First Place Bank’s other customers, (the “employee loan rate”). The program also offers a 1% interest rate discount on motor vehicle loans, other than motorcycles. Loan application fees are waived for all employee loan rate loans. With the exception of employee loan rate loans, First Place Bank currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by First Place Bank to its directors and executive officers are made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

As of June 30, 2005, ten executive officers and directors had a total of ten loans outstanding, totaling $1.9 million in the aggregate. All of the loans currently outstanding to executive officers and directors are receiving the employee loan rate and all of the loans are secured by the borrower’s principal residence. One of the ten loans outstanding was made to an immediate family member of a director who was an employee of First Place Bank at the time the loan was originated and the loan is secured by the immediate family member’s principal residence.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of four directors: Messrs. Rossi (Chairman), Bitonte, Roth and Russell. No member of the Compensation Committee is or was during the 2005 fiscal year, an executive officer of another company whose board of directors has a comparable committee on which one of First Place’s executive officers serves.

PROPOSAL 2. RATIFICATION OF FIRST PLACE INDEPENDENT AUDITORS

The independent auditors for the fiscal year ended June 30, 2005 were Crowe Chizek. With the recommendation of the Audit Committee, the board of directors has reappointed Crowe Chizek to continue as independent auditors for First Place Bank and First Place for the fiscal year ending June 30, 2006. Although the Bylaws of First Place do not require the submission of the selection of independent auditors to the shareholders for approval, the board of directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the board of directors will be bound by the shareholders’ vote at the Annual Meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The following aggregate fees were billed to First Place for professional services rendered by Crowe Chizek during the fiscal years ended June 30, 2005 and 2004:

	June 30, 2005	June 30, 2004
Audit fees (1)	$302,500	$145,000
Audit-related fees (2)	84,901	57,593
Tax fees (3)	43,500	130,297
All other fees	—	—

Total Fees	$430,901	$332,890

(1)	Includes fees related to the consolidated financial audit of First Place, including quarterly reviews, review of Forms 10-Q and 10-K, and fees for professional services rendered for audits related to the effectiveness of internal control over financial reporting. The increase in 2005 audit fees is primarily attributable to audit work on internal control over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act.

(2)	Includes fees related to the merger with Franklin Bancorp, Inc. and the audit of the ESOP.

(3)	Includes fees for services performed related to the preparation of various federal, state and local income tax returns, and tax planning.

The Audit Committee has adopted a policy for pre-approving all permissible services performed by Crowe Chizek. This policy requires the pre-approval of all services that may be provided by our independent auditors. All of the services provided by Crowe Chizek for the fiscal years ended June 30, 2005 and 2004 were subject to this policy and were approved by the Audit Committee under this policy. The Audit Committee has determined that the fees paid to Crowe Chizek during the 2005 and 2004 fiscal year are compatible with maintaining the auditor’s independence.

Representatives of Crowe Chizek will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Crowe Chizek and Company LLC as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION FOR FIRST PLACE SHAREHOLDERS

Shareholder Proposals

To be considered for inclusion in the proxy statement and the proxy card relating to the 2006 Annual Meeting of Shareholders, a shareholder proposal must be received by the corporate secretary at the address set forth on the Notice of Annual Meeting of Shareholders no later than May 31, 2006. Any such proposal will be subject to 17 C.F.R.§ 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

First Place Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual meeting of shareholders. The shareholder must give written advance notice to the corporate secretary not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address as they appear on the record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Place to include in the proxy statement or the proxy card relating to an annual meeting any shareholder proposal, which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The board of directors knows of no business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

A copy of the Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2005, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr Secretary

Warren, Ohio

September 27, 2005

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST PLACE FINANCIAL CORP.		For	With- held	For All Except

ANNUAL MEETING OF SHAREHOLDERS October 27, 2005 – 10:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.		1. The election of four (4) directors for terms of three (3) years each or until their successors are elected and qualified;	☐	☐	☐

The undersigned hereby appoints the proxy committee of the Board of Directors of First Place Financial Corp. (the “Company”), with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on Thursday, October 27, 2005, at 10:00 a.m. Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio, and at any and all adjournments thereof.

Donald Cagigas, Steven R. Lewis, Samuel A. Roth, and Dr. Ronald P. Volpe
INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” above and write that nominee’s name on the line provided below.

		2. The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of the Company for the fiscal year ending June 30, 2006	For ☐	Against ☐	Abstain ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND “FOR” THE RATIFICATION OF CROWE CHIZEK AND COMPANY LLC AS AUDITOR.

Please be sure to sign and date this Proxy in the box below.	Date

This proxy is revocable at any time prior to the time of the vote at the Annual Meeting. This revocable proxy will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy committee of the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Shareholder sign above	Co-holder (if any) sign above

é Detach above card, date, sign and mail in postage-paid envelope provided. é

FIRST PLACE FINANCIAL CORP.

The above signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders relating to the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.